Preliminary Pricing Supplement

(To the Prospectus dated July 19, 2013, the

Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and

the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus addendum and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated March 31, 2015

$[—] Annual AutoCallable Notes due April 6, 2017 Linked to the Least Performing Reference Asset of Four Exchange Traded Funds Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 2, 2015

Issue Date:	April 8, 2015

Final Valuation Date:*	April 3, 2017

Maturity Date:*	April 6, 2017

Call Settlement Date:*	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Reference Assets:	The Consumer Discretionary Select Sector SPDR® Fund (the “Consumer Discretionary Sector Fund”), the Technology Select Sector SPDR® Fund (the “Technology Sector Fund”), the Financial Select Sector SPDR® Fund (the “Financial Sector Fund”) and the Industrial Select Sector SPDR® Fund (the “Industrial Sector Fund”), as set forth in the following table:

Reference Asset	Bloomberg Ticker Symbol	Initial Price	Barrier Price	Call Price
Consumer Discretionary Sector Fund	XLY UP <Equity>	$[—]	$[—]	$[—]
Technology Sector Fund	XLK UP <Equity>	$[—]	$[—]	$[—]
Financial Sector Fund	XLF UP <Equity>	$[—]	$[—]	$[—]
Industrial Sector Fund	XLI UP <Equity>	$[—]	$[—]	$[—]

Each of the exchange-traded funds note above are referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described below, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk), calculated as follows:

•       If the Final Price of the Least Performing Reference Asset is equal to or greater than its Barrier Price, $1,000 per $1,000 principal amount Note;

•       If the Final Price of the Least Performing Reference Asset is less than its Barrier Price, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If your Notes are not automatically called prior to maturity, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your investment in the Notes. The payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset and the performance of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to UK Bail-In Powers” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-In Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-In Power. See “Consent to Bail-In Power” on page PPS-4 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.00%	98.00%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $935.00and $966.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.00% of the principal amount of the notes, or $20.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Valuation Dates:*	April 11, 2016 (the “first Call Valuation Date”) and the Final Valuation Date (the “final Call Valuation Date”).

Call Price:	With respect to each Reference Asset, 85.00% of its Initial Price (in each case, rounded to the nearest cent), as set forth in the table above.

Automatic Call:	If on any Call Valuation Date, the Closing Price of each Reference Asset is equal to or greater than its respective Call Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date.

Redemption Price**:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•       8.00% × $1,000, or $80.00 if the Notes are automatically called in respect of the first Call Valuation Date

•       16.00% × $1,000, or $160.00, if the Notes are automatically called in respect of the final Call Valuation Date

** The actual Redemption Price with respect to each Call Valuation Date will be determined on the Initial Valuation Date and will not be less than $1,080.00 and $1,160.00 per $1,000 principal amount Note for the first and final Call Valuations Dates, respectively.

Barrier Price:	With respect to a Reference Asset, 70.00% of its Initial Price, rounded to the nearest cent, as set forth in the table above.

Initial Price:	With respect to a Reference Asset, the Closing Price on the Initial Valuation Date, as set forth in the table above.

Final Price:	With respect to a Reference Asset, the Closing Price on the Final Valuation Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above.

Closing Price:

With respect to a Reference Asset on any day, the official closing price of the Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset.

The term “scheduled trading day”, with respect to each Reference Asset, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UTM6 / US06741UTM61

*	Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this preliminary pricing supplement

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. We cannot predict the Closing Price of either Reference Asset on any Call Valuation Date. The following examples do not take into account any tax consequences of investing in the Notes. In addition, these examples make the following key assumptions:

•	Initial Price of each Reference Asset: $100.00*

•	Barrier Price for each Reference Asset: $70.00

•	Call Price for each Reference Asset: $85.00

•	Redemption Price per $1,000 principal amount Note: $1,080.00 (if called on the first Call Valuation Date) and $1,160.00 (if called on the final Call Valuation Date)

*	The hypothetical Initial Price of 100.00 for each Reference Asset and the hypothetical Barrier Price and Call Price noted above have been chosen for illustrative purposes only and do not represent an actual likely Initial Price, Barrier Price or Call Price for any Reference Asset. The actual Initial Price for each Reference Asset will be equal to the Closing Price for that Reference Asset on the Initial Valuation Date. The actual Call Price will be equal to 85.00% of the Initial Price and the actual Barrier Price will be 70.00% of the Initial Price.

The Closing Prices of the Consumer Discretionary Sector Fund, Technology Sector Fund, Financial Sector Fund and Industrial Sector Fund on March 25, 2015 were $75.00, $41.31, $23.98 and $55.49, respectively. For more information about recent prices of the Reference Assets, please see “Information Regarding the Reference Assets” below.

Example Where the Notes are Automatically Called on the First Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

Reference Asset	Closing Price on First Call Valuation Date	Final Price
Consumer Discretionary Sector Fund	$105.00	N/A
Technology Sector Fund	$103.00	N/A
Financial Sector Fund	$100.00	N/A
Industrial Sector Fund	$95.00	N/A

Because the Closing Price of each Reference Asset is equal to or greater than its respective Call Price for the first Call Valuation Date, the Notes are automatically called and you will receive the applicable Redemption Price of $1,080.00 per $1,000 principal amount Note on the Call Settlement Date.

The return on investment of the Notes is 8.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of either Reference Asset at any time after the Call Settlement Date.

PPS-5

Examples Where the Notes Are Not Automatically Called on the First Call Valuation Date

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Price ($)				Reference Asset Return
Consumer Discretionary Sector Fund	Technology Sector Fund	Financial Sector Fund	Industrial Sector Fund	Consumer Discretionary Sector Fund	Technology Sector Fund	Financial Sector Fund	Industrial Sector Fund	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity (per $1,000 principal amount Note)
200.00	210.00	215.00	205.00	100.00%	110.00%	115.00%	105.00%	100.00%	$1,160.00(1)
205.00	200.00	190.00	210.00	105.00%	100.00%	90.00%	110.00%	90.00%	$1,160.00(1)
185.00	180.00	190.00	195.00	85.00%	80.00%	90.00%	95.00%	80.00%	$1,160.00(1)
185.00	190.00	180.00	170.00	85.00%	90.00%	80.00%	70.00%	70.00%	$1,160.00(1)
160.00	155.00	150.00	165.00	60.00%	55.00%	50.00%	65.00%	50.00%	$1,160.00(1)
165.00	140.00	155.00	160.00	65.00%	40.00%	55.00%	60.00%	40.00%	$1,160.00(1)
130.00	140.00	135.00	150.00	30.00%	40.00%	35.00%	50.00%	30.00%	$1,160.00(1)
125.00	140.00	120.00	145.00	25.00%	40.00%	20.00%	45.00%	20.00%	$1,160.00(1)
110.00	115.00	125.00	145.00	10.00%	15.00%	25.00%	45.00%	10.00%	$1,160.00(1)
100.00	100.00	100.00	100.00	0.00%	0.00%	0.00%	0.00%	0.00%	$1,160.00(1)
110.00	95.00	115.00	105.00	10.00%	-5.00%	15.00%	5.00%	-5.00%	$1,160.00(1)
90.00	95.00	110.00	115.00	-10.00%	-5.00%	10.00%	15.00%	-10.00%	$1,160.00(1)
105.00	85.00	95.00	110.00	5.00%	-15.00%	-5.00%	10.00%	-15.00%	$1,160.00(1)
80.00	95.00	100.00	90.00	-20.00%	-5.00%	0.00%	-10.00%	-20.00%	$1,000.00(2)
95.00	85.00	90.00	70.00	-5.00%	-15.00%	-10.00%	-30.00%	-30.00%	$1,000.00(2)
120.00	60.00	95.00	85.00	20.00%	-40.00%	-5.00%	-15.00%	-40.00%	$600.00(3)
80.00	60.00	50.00	75.00	-20.00%	-40.00%	-50.00%	-25.00%	-50.00%	$500.00(3)
60.00	40.00	65.00	85.00	-40.00%	-60.00%	-35.00%	-15.00%	-60.00%	$400.00(3)
30.00	50.00	110.00	95.00	-70.00%	-50.00%	10.00%	-5.00%	-70.00%	$300.00(3)
125.00	65.00	20.00	80.00	25.00%	-35.00%	-80.00%	-20.00%	-80.00%	$200.00(3)
10.00	20.00	50.00	25.00	-90.00%	-80.00%	-50.00%	-75.00%	-90.00%	$100.00(3)
5.00	15.00	10.00	0.00	-95.00%	-85.00%	-90.00%	-100.00%	-100.00%	$0.00(3)

(1)	Because the Final Price of each Reference Asset is equal to or greater its respective Call Price for the Final Valuation Date, the payment at maturity is equal to the Redemption Price attributable to the final Call Valuation Date (the Final Valuation Date).
(2)	Because the Final Price of at least one Reference Asset is less than its Call Price on the final Call Valuation Date (the Final Valuation Date), the Notes are not automatically called. Because the Final Price of the Least Performing Reference Asset is not less than its respective Barrier Price, the investor receives at maturity $1,000 per $1,000 principal amount Note that they hold.
(3)	Because the Final Price of at least one Reference Asset is less than its Call Price on the final Call Valuation Date (the Final Valuation Date), the Notes are not automatically called. Because the Final Price of the Least Performing Reference Asset is less than its respective Barrier Price, the investor is fully exposed to the negative performance of the Least Performing Reference Asset.

Example 2: The Final Price of the Consumer Discretionary Sector Fund is $110.00, the Final Price of the Technology Sector Fund is $115.00, the Final Price of the Financial Sector Fund is $125.00 and the Final Price of the Industrial Sector Fund is $145.00.

Because the Final Price of each Reference Asset is equal to or greater than its respective Call Price for the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive a payment at maturity equal to the applicable Redemption Price of $1,160.00 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 16.00%.

Example 3: The Final Price of the Consumer Discretionary Sector Fund is $90.00, the Final Price of the Technology Sector Fund is $95.00, the Final Price of the Financial Sector Fund is $110.00 and the Final Price of the Industrial Sector Fund is $115.00.

Because the Final Price of each Reference Asset is equal to or greater than its respective Call Price for the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive a payment at maturity equal to the applicable Redemption Price of $1,160.00 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 16.00%.

Example 4: The Final Price of the Consumer Discretionary Sector Fund is $80.00, the Final Price of the Technology Sector Fund is $95.00, the Final Price of the Financial Sector Fund is $100.00 and the Final Price of the Industrial Sector Fund is $90.00.

Because the Final Price of at least one Reference Asset is below its respective Call Price, the Notes are not automatically called on the final Call Valuation Date.

Because the Consumer Discretionary Sector Fund has the lowest Reference Asset Return, the Consumer Discretionary Sector Fund is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its respective Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The return on investment of the Notes is 0.00%.

PPS-6

Example 5: The Final Price of the Consumer Discretionary Sector Fund is $120.00, the Final Price of the Technology Sector Fund is $60.00, the Final Price of the Financial Sector Fund is $95.00 and the Final Price of the Industrial Sector Fund is $85.00.

Because the Final Price of at least one Reference Asset is below its respective Call Price, the Notes are not automatically called on the final Call Valuation Date.

Because the Technology Sector Fund has the lowest Reference Asset Return, the Technology Sector Fund is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

The return on investment of the Notes is- 40.00%.

Example 6: The Final Price of the Consumer Discretionary Sector Fund is $60.00, the Final Price of the Technology Sector Fund is $40.00, the Final Price of the Financial Sector Fund is $65.00 and the Final Price of the Industrial Sector Fund is $85.00.

Because the Final Price of at least one Reference Asset is below its Call Price, the Notes are not automatically called on the final Call Valuation Date.

Because the Technology Sector Fund has the lowest Reference Asset Return, the Technology Sector Fund is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

The return on investment of the Notes is -60.00%.

Examples 5 and 6 above demonstrate that if the Notes are not automatically called, and if the Final Price of any Reference Asset is less than its Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset (regardless of the performance of the other Reference Assets) and you will lose some or all of the principal amount of your Notes.

You may lose up to 100% of the principal amount of your Notes.

PPS-7

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Call Valuation Dates (including the Final Valuation Date), the Call Settlement Dates, and the Maturity Date are subject to adjustment in the event that a scheduled Call Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs on a scheduled Call Valuation Date.

If a scheduled Call Valuation Date is not a Reference Asset Business Day, the Call Valuation Date will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs with respect to any Reference Asset on a scheduled Call Valuation Date, the Call Valuation Date will be postponed. If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices on the first following Reference Asset Business Day on which no Market Disruption Event occurs with respect to any Reference Asset. In no event, however, will a Call Valuation Date (including the Final Valuation Date) be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price on such fifth day, and will make an estimate of the Closing Price of the Reference Asset(s) affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that the first Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the relevant Call Valuation Date, as postponed. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, any Call Valuation Date (including the Final Valuation Date) may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event), as described above.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•	Adjustments to the Reference Assets and the Notes— The Reference Assets and the Notes may be subject to adjustment in certain circumstances, as described in the following sections of the accompanying prospectus supplement:

•	For a description of adjustments that may affect each Reference Asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•	For a description of further adjustments that may affect the Notes, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Exposure to the Reference Assets— The payments on the Notes are linked to the performance of the Reference Assets. Each Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of a Select Sector Index. The Consumer Discretionary Sector Fund tracks the performance of companies in the consumer discretionary industry, the Technology Sector Fund tracks the performance of companies in the technology industry, the Financial Sector Fund tracks the performance of companies in the financial services industry and the Industrial Sector Fund tracks the performance of companies in the industrial sector.

For additional information regarding the Reference Assets and the Select Sector Index that is tracked by each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets. Subject to the discussion of Section 1260 of the Internal Revenue Code (the “Code”) below, if your Notes are so treated, you

PPS-8

should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Reference Assets that is subject to the constructive ownership rules of Section 1260 of the Code. Because the Notes have a return profile that differs substantially from the return profile of the Reference Assets, we believe that Section 1260 of the Code should not apply to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the least performing Reference Asset referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Code.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Price to its Final Price and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•	Potential Return Limited to the Return Represented by the Applicable Redemption Price—If the Notes are automatically called, you will receive the applicable Redemption Price on the relevant Call Settlement Date, as described above in this preliminary pricing supplement. You will not participate in any appreciation of either Reference Asset above the return represented by the applicable Redemption Price (if the Notes are automatically called), which may be significant.

•	If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Price of any Reference Asset Other than the Closing Price of the Least Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called, the determination of the Reference Asset Returns (and, accordingly, the Least Performing Reference Asset) will be based solely on the Closing Prices of the Reference Assets on the Final Valuation Date. Therefore, if the Notes are not automatically called and if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the prices of the Reference Assets prior to such drop.

If your Notes are not called automatically prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Notes are not automatically called, and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will lose some or all of your investment in the Notes. Your losses will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of Any Reference Asset at Any Time Other than the Closing Prices of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Prices of the Reference Assets on each Call Valuation Date. Accordingly, if the price of any Reference Asset dropped on any Call Valuation Date such that the Closing Price of such Reference Asset falls below the applicable Call Price, your Notes will not be called in respect of such Call Valuation Date.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on a Call Valuation Date is equal to or greater than its applicable Call Price on such date, as described above. As such, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PPS-10

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Assets or the securities underlying ither Reference Asset would have.

•	An Investment in the Notes Involves Industry Concentration Risk—As described below under “Information Regarding the Reference Assets”, the investment objective of each Reference Asset is to provide investment results that, before expense, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. Accordingly, any adverse development in the particular sector tracked by any Reference Asset may have a material adverse effect on the securities held in the portfolio of such Reference Asset and, as a result, may have a material adverse effect on the price of the Reference Asset and the value of the Notes.

•	Certain Features of Exchange-Traded Funds Will Impact the Prices of the Reference Assets and the Value of the Notes:

•	Management risk. This is the risk that the respective investment strategies for the Reference Assets, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets, nor would they sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the losses of the Reference Assets, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

•	Underperformance Risk. The performance of the Reference Assets may not replicate the performance of, and may underperform, their respective underlying indices. The Reference Assets will reflect transaction costs and fees that will reduce their relative performance. Moreover, it is also possible that a Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its respective underlying index.

PPS-11

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Reference Assets.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and

PPS-12

trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the common stocks underlying their respective underlying indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying Reference Assets and their respective underlying indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

INFORMATION REGARDING THE REFERENCE ASSETS

We have derived all information contained in this preliminary pricing supplement regarding each Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2015 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). Each Reference Asset is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

Each Reference Asset is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Consumer Discretionary Sector Fund is “XLY”, the ticker symbol for the Technology Sector Fund is “XLK”, the ticker symbol for the Financial Sector Fund is “XLF” and the ticker symbol for the Industrial Sector Fund is “XLI”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each of the Reference Assets. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or any Reference Asset, please see the prospectus for the Select Sector Trust. In addition, information about the Select Sector Trust, SSgA FM and each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Reference Assets, specifically, or the Select Sector SPDR Funds, in general; any information contained on the Select Sector Trust website; or of any other publicly available information about any of the Reference Assets. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective for each Reference Asset

The Consumer Discretionary Sector Fund

The Consumer Discretionary Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the consumer discretionary sector, as represented by the Consumer Discretionary Select Sector Index. The Consumer Discretionary Select Sector Index includes companies from the media, retail, hotel, restaurant and leisure, textile, apparel and luxury good, household durables, automobile, auto components, distribution, leisure product and diversified consumer services industries.

The Technology Sector Fund

The Technology Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the technology sector, as represented by the Technology Select Sector Index. The Technology Select Sector Index includes companies from the internet software and services, IT services, communications equipment, computer and peripherals, electronic equipment and instruments, office electronics, semiconductors and semiconductor equipment, diversified telecommunication services and wireless telecommunication services industries.

The Financial Sector Fund

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

The Industrial Sector Fund

The Industrial Sector Find seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the industrial sector, as represented by the Industrial Select Sector Index. The Industrial Select Sector Index includes companies from the aerospace and defense, building products, construction and engineering, electrical equipment, industrial conglomerates, machinery, commercial services and supplies, air freight & logistics, airlines, roads & rail and transportation infrastructure industries.

For more information about the indices underlying each of the Reference Assets, see “The Select Sector Indices” below.

PPS-14

Investment Strategy—Replication

Each Reference Asset employs a replication strategy in attempting to approximate the performance of its respective underlying index, which means that each Reference Asset typically invests in substantially all of the securities represented in the applicable underlying index in approximately the same proportions as the relevant underlying index. There may, however, be instances where SSgA FM may choose to overweight another stock in the relevant Select Sector Index, purchase securities not included in the relevant Select Sector Index that SSgA FM believes are appropriate to substitute for a security included in the relevant Select Sector Index or utilize various combinations of other available investment techniques in seeking to track the relevant Select Sector Index. Under normal market conditions, each Reference Asset generally invests substantially all, but at least 95%, of its total assets in the securities comprising its underlying Select Sector Index. In addition, each Reference Asset may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured securities may be used by the Reference Asset in seeking performance that corresponds to the its underlying Select Sector Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to a Select Sector Index to be reflected in the portfolio composition of the relevant Reference Asset. The Board of Trustees of the Select Sector Trust may change a Reference Asset’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the relevant index, outside of the index and derivatives, which have a similar investment profile as the relevant index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Select Sector Indices are theoretical financial calculations, while the Reference Assets are all actual investment portfolios. The performance of a Reference Asset and its underlying Select Sector Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to a Select Sector Index to be reflected in the portfolio composition of the relevant Reference Asset. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.”

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Select Sector Indices

The Consumer Discretionary Select Sector Index, the Technology Select Sector Index, the Financial Select Sector Index and the Industrial Select Sector Index each represent one of the Select Sector Indices. Specifically, each such Select Sector Index is a modified market capitalization-based index and is intended to track the movements of companies in the applicable sector, as noted above.

The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the ten S&P 500® Index sectors. BofA Merrill Lynch Research, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P Dow Jones Indices LLC (“S&P”).

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to requirements under the Code.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

PPS-15

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable

PPS-16

Historical Performance of the Consumer Discretionary Sector Fund

You should not take the historical prices of the Consumer Discretionary Sector Fund as an indication of the future performance of the Consumer Discretionary Sector Fund. The price of the Consumer Discretionary Sector Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Consumer Discretionary Sector Fund during any period shown below is not an indication that the price of the Consumer Discretionary Sector Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Consumer Discretionary Sector Fund. The actual performance of the Consumer Discretionary Sector Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the Consumer Discretionary Sector Fund for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarter of 2015 (through March 25, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended**	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$32.97	$29.52	$30.72
June 30, 2008	$33.67	$28.48	$28.48
September 30, 2008	$31.65	$26.65	$27.90
December 31, 2008	$27.90	$16.33	$21.57
March 31, 2009	$22.93	$16.11	$19.65
June 30, 2009	$24.43	$20.01	$23.08
September 30, 2009	$27.82	$21.80	$27.47
December 31, 2009	$30.26	$26.53	$29.77
March 31, 2010	$33.11	$28.59	$32.84
June 30, 2010	$35.95	$29.13	$29.13
September 30, 2010	$33.74	$29.04	$33.41
December 31, 2010	$37.79	$33.38	$37.41
March 31, 2011	$40.01	$37.10	$39.05
June 30, 2011	$40.87	$37.80	$40.21
September 30, 2011	$41.62	$34.05	$34.86
December 30, 2011	$39.94	$33.84	$39.02
March 30, 2012	$45.36	$39.35	$45.09
June 29, 2012	$46.16	$41.74	$43.78
September 28, 2012	$47.79	$42.73	$46.79
December 31, 2012	$48.25	$44.88	$47.44
March 28, 2013	$53.00	$48.43	$53.00
June 28, 2013	$57.67	$52.55	$56.40
September 30, 2013	$61.53	$56.79	$60.63
December 31, 2013	$66.83	$58.90	$66.83
March 31, 2014	$67.49	$61.17	$64.72
June 30, 2014	$66.94	$62.24	$66.74
September 30, 2014	$69.26	$65.35	$66.69
December 31, 2014	$72.78	$63.17	$72.15
March 25, 2015*	$76.88	$68.76	$75.00

*	For the period commencing on January 1, 2015 and ending on March 25, 2015

PPS-17

The following graph sets forth the historical performance of the Consumer Discretionary Select Fund based on the daily closing prices from January 1, 2008 through March 25, 2015. The Closing Price of the Consumer Discretionary Select Fund on March 25, 2015 was $75.00.

Historical Performance of the Consumer Discretionary Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-18

Historical Performance of the Technology Sector Fund

You should not take the historical prices of the Technology Sector Fund as an indication of the future performance of the Technology Sector Fund. The price of the Technology Sector Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Technology Sector Fund during any period shown below is not an indication that the price of the Technology Sector Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Technology Sector Fund. The actual performance of the Technology Sector Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the Technology Sector Fund for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarter of 2015 (through March 25, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$26.16	$21.78	$22.40
June 30, 2008	$25.50	$22.50	$22.91
September 30, 2008	$23.73	$19.00	$19.85
December 31, 2008	$19.67	$13.19	$15.41
March 31, 2009	$16.31	$13.22	$15.62
June 30, 2009	$18.43	$16.06	$18.21
September 30, 2009	$20.92	$17.34	$20.87
December 31, 2009	$23.13	$20.25	$22.93
March 31, 2010	$23.27	$20.86	$23.10
June 30, 2010	$24.08	$20.40	$20.40
September 30, 2010	$23.16	$20.29	$23.02
December 31, 2010	$25.28	$22.84	$25.19
March 31, 2011	$27.04	$24.68	$26.06
June 30, 2011	$26.83	$24.45	$25.70
September 30, 2011	$26.77	$22.52	$23.60
December 31, 2011	$26.51	$23.07	$25.45
March 30, 2012	$30.43	$25.81	$30.16
June 29, 2012	$30.48	$27.20	$28.73
September 28, 2012	$31.66	$27.90	$30.83
December 31, 2012	$31.05	$27.62	$28.85
March 31, 2013	$30.45	$29.21	$30.27
June 30, 2013	$32.20	$29.31	$30.59
September 30, 2013	$32.81	$30.75	$32.04
December 31, 2013	$35.74	$31.53	$35.74
March 31, 2014	$36.65	$34.09	$36.35
June 30, 2014	$38.42	$35.20	$38.35
September 30, 2014	$40.60	$38.42	$39.90
December 31, 2014	$42.49	$37.21	$41.35
March 25, 2015*	$43.43	$39.90	$41.31

*	For the period commencing on January 1, 2015 and ending on March 25, 2015

PPS-19

The following graph sets forth the historical performance of the Technology Sector Fund based on daily closing prices from January 1, 2008 through March 25, 2015. The Closing Price of the Technology Sector Fund on March 25, 2015 was $41.31.

Historical Performance of the Technology Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-20

Historical Performance of the Financial Sector Fund

You should not take the historical prices of the Financial Sector Fund as an indication of the future performance of the Financial Sector Fund. The price of the Financial Sector Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Financial Sector Fund during any period shown below is not an indication that the price of the Financial Sector Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Financial Sector Fund. The actual performance of the Financial Sector Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the Financial Sector Fund for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarter of 2015 (through March 25, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$29.68	$23.45	$24.87
June 30, 2008	$27.71	$20.26	$20.26
September 30, 2008	$22.68	$17.17	$19.89
December 31, 2008	$20.67	$9.39	$12.52
March 31, 2009	$12.66	$6.18	$8.81
June 30, 2009	$13.02	$9.06	$11.95
September 30, 2009	$15.34	$11.10	$14.94
December 31, 2009	$15.73	$14.01	$14.40
March 31, 2010	$16.02	$13.66	$15.95
June 30, 2010	$17.05	$13.81	$13.81
September 30, 2010	$15.08	$13.44	$14.34
December 31, 2010	$16.01	$14.35	$15.95
March 31, 2011	$17.18	$15.90	$16.39
June 30, 2011	$16.69	$14.73	$15.35
September 30, 2011	$15.66	$11.56	$11.81
December 31, 2011	$14.05	$11.28	$13.00
March 30, 2012	$15.98	$13.30	$15.80
June 29, 2012	$15.92	$13.36	$14.64
September 28, 2012	$16.28	$14.22	$15.59
December 31, 2012	$16.70	$15.15	$16.39
March 31, 2013	$18.45	$16.85	$18.21
June 30, 2013	$20.17	$17.83	$19.45
September 30, 2013	$20.87	$19.44	$19.91
December 31, 2013	$21.86	$19.57	$21.86
March 31, 2014	$22.48	$20.53	$22.34
June 30, 2014	$22.90	$21.28	$22.74
September 30, 2014	$23.81	$22.16	$23.17
December 31, 2014	$25.04	$22.04	$24.73
March 25, 2015*	$24.73	$23.01	$23.98

*	For the period commencing on January 1, 2015 and ending on March 25, 2015

PPS-21

The following graph sets forth the historical performance of the Financial Sector Fund based on daily closing prices from January 1, 2008 through March 25, 2015. The Closing Price of the Financial Sector Fund on March 25, 2015 was $23.98.

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-22

Historical Performance of the Industrial Sector Fund

You should not take the historical prices of the Industrial Sector Fund as an indication of the future performance of the Industrial Sector Fund. The price of the Industrial Sector Fund has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Industrial Sector Fund during any period shown below is not an indication that the price of the Industrial Sector Fund is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Industrial Sector Fund. The actual performance of the Industrial Sector Fund over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Price of the Industrial Sector Fund for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and 2014 and the first calendar quarter of 2015 (through March 25, 2015). We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	$38.54	$34.68	$37.40
June 30, 2008	$39.72	$33.70	$34.01
September 30, 2008	$35.80	$30.50	$30.80
December 31, 2008	$30.07	$20.00	$23.42
March 31, 2009	$24.62	$15.36	$18.43
June 30, 2009	$23.79	$18.84	$21.96
September 30, 2009	$27.31	$20.56	$26.34
December 31, 2009	$28.55	$25.29	$27.79
March 31, 2010	$31.42	$26.90	$31.24
June 30, 2010	$33.36	$27.43	$27.43
September 30, 2010	$31.44	$27.01	$31.28
December 31, 2010	$34.89	$30.98	$34.87
March 31, 2011	$38.05	$35.07	$37.67
June 30, 2011	$38.70	$35.21	$37.24
September 30, 2011	$38.30	$29.01	$29.22
December 31, 2011	$34.26	$28.40	$33.75
March 30, 2012	$38.14	$34.49	$37.42
June 29, 2012	$37.66	$33.36	$35.67
September 28, 2012	$37.76	$34.21	$36.53
December 31, 2012	$38.46	$35.42	$37.90
March 31, 2013	$42.12	$38.65	$41.76
June 30, 2013	$44.36	$40.18	$42.64
September 30, 2013	$47.76	$42.61	$46.41
December 31, 2013	$52.26	$45.41	$52.26
March 31, 2014	$53.00	$48.64	$52.33
June 30, 2014	$55.59	$50.90	$54.06
September 30, 2014	$54.75	$51.39	$53.15
December 31, 2014	$57.50	$49.54	$56.58
March 25, 2015*	$58.16	$54.37	$55.49

*	For the period commencing on January 1, 2015 and ending on March 25, 2015

PPS-23

The following graph sets forth the historical performance of the Industrial Sector Fund based on daily closing prices from January 1, 2008 through March 25, 2015. The Closing Price of the Industrial Sector Fund on March 25, 2015 was $55.49.

Historical Performance of the Industrial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-24